Exhibit 99.1

Sonic Automotive, Inc. Suspends Dividend

CHARLOTTE, N.C. – February 11, 2009 – Sonic Automotive, Inc. (NYSE: SAH), a leader in automotive retailing, today announced that its Board of Directors has decided to suspend the Company’s quarterly dividend. Previously, the Company paid a quarterly dividend of $0.12 per share.

In addition, the Company has retained Moelis & Company as financial advisor to assist the Company in evaluating alternatives to enhance liquidity and to address the Company’s 2009 and 2010 debt maturities.

Commenting on the announcement, Scott Smith, the Company’s President, said, “While this is the most challenging business environment in recent years, Sonic has responded by reducing costs and managing liquidity for our ongoing operational needs. In addition, we remain in compliance with the financial covenants under our revolving credit facility. However, given the continued upheaval in the credit markets and our upcoming debt maturities in 2009 and 2010, we believe the suspension of the dividend and the engagement of Moelis & Company represent a prudent course of action as we evaluate the alternatives available to the Company to address our debt maturities.”

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is one of the largest automotive retailers in the United States operating 164 franchises. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including our evaluation of debt maturities. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2008. The Company does not undertake any obligation to update forward-looking information.